Exhibit 99.1

Nobility Homes, Inc. Receives NASDAQ Notice of Non-Compliance

Ocala, FL, April 4, 2011 — Nobility Homes, Inc. (NASDAQ: NOBH) announced today that on March 29, 2011, the Company received a letter from The NASDAQ Stock Market stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended February 5, 2011 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The notification of non-compliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market. As previously disclosed, the Company received a letter dated February 23, 2011 from The NASDAQ Stock Market stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the period ended November 6, 2010 (the “Form 10-K”).

As previously reported by the Company, the filing of the 10-Q was delayed because the Company has been unable to complete its audited financial statements for the year ended November 6, 2010 and, accordingly, is unable to complete its financial statements for the quarter ended February 5, 2011. As previously reported, the filing of the Form 10-K was initially delayed in order for the Company to obtain additional financial information from a manufactured home community, Walden Woods, in which it has invested to determine whether the Company’s investment needed to be impaired and, if so, the magnitude of such impairment. The Company has now determined that no impairment is necessary based upon information received to date. Subsequently, our former auditor, McGladrey & Pullen, LLP, has informed us that it is reevaluating our accounting policies over our Finance Revenue Sharing Agreement with 21st Mortgage Corporation and that it is unable to reissue its report on our prior financial statements until the reevaluation is completed.

The Company has until April 25, 2011 to submit a plan to regain compliance with respect to its delinquent periodic report and, if NASDAQ accepts the Company’s plan, it can grant an exception of up to 180 calendar days from the Form 10-K due date, or until August 22, 2011, to regain compliance.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to statements regarding the Company’s ability to file the Form 10-K. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.